Exhibit 3.2

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE MAJESTIC STAR CASINO, LLC

an Indiana Limited Liability Company

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THE MAJESTIC STAR CASINO, LLC

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of THE MAJESTIC STAR CASINO, LLC, an Indiana limited liability company (the “Company”), effective as of December 1, 2011, is entered into by Majestic Holdco, LLC, an Indiana limited liability company (“Holdco”), as the sole member (the “Member”) of the Company.

RECITALS

WHEREAS, the Company was formed under the name Barden PRC-Gary, LLC pursuant to the execution, delivery and filing of the Articles of Organization of the Company with the Secretary of State of the State of Indiana on December 8, 1993, which was subsequently amended and restated on each of June 30, 1995, January 31, 1996 and March 29, 1996 (as amended, the “Articles”);

WHEREAS, the Company and its original members entered into an original operating agreement dated December 8, 1993, which was subsequently amended and/or restated on each of July 31, 1995, September 30, 1995, October 1, 1995, March 29, 1996, June 18, 1999, May 17, 2001 and March 23, 2009 (as amended, the “Existing Agreement”); and

WHEREAS, the Member desires to amend and restate the Existing Agreement as permitted under the Indiana Business Flexibility Act, as it may be amended from time to time, and any successor to such statute (the “Act”).

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

1. Limited Liability Company Agreement. The Company is a limited liability company under the Act existing for the purposes and upon the terms and conditions set forth herein. The rights and obligations of the Member and the administration and dissolution of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Operating Agreement” of the Company within the meaning of Section IC 23-18-1-16 of the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2. Member. Holdco is the sole member of the Company.

3. Purpose. The purpose of the Company shall be to establish, develop and operate a riverboat/dockside casino gaming operation in Gary, Indiana, and all businesses and other activities related or ancillary thereto, in accordance with the terms and conditions of the gaming license to be obtained from the Indiana Gaming Commission (the “Commission”) for that purpose.

4. Name. The name of the Company shall be “The Majestic Star Casino, LLC”.

5. Registered Agent and Principal Office. The name and address of the registered agent of the Company for service of process on the Company in the State of Indiana is CT Corporation System, One North Capitol Avenue, Indianapolis, Indiana 46204. The Company may have such other offices as it may designate from time to time.

6. Term of Company. The Company was formed upon the filing of the Articles with the Secretary of State of the State of Indiana and shall continue in existence until December 31, 2043 unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Management of the Company.

(a) Except as otherwise provided by this Agreement, the Company shall be managed by the board of managers established under this Section 7 (the “Board”, and each individual member of the Board, a “Manager”), which shall have the full right and authority to manage the business and affairs of the Company. Except as authorized in writing by the Board or permitted by this Agreement, the Member shall not, directly or indirectly, act as agent of the Company for any purpose, engage in any transaction, make any commitment, enter into any contract or incur any liability in the name of the Company or in any other way hold itself out as acting for or on behalf of the Company. Any attempted action in contravention of the preceding sentence shall be null and void ab initio, and not binding upon the Company, unless ratified or authorized in writing by the Board.

(b) Any action taken by the Board pursuant to this Section 7 shall be binding upon the Member and may be relied upon, for all purposes, by persons transacting business with the Company.

(c) Subject to Article V of the Amended and Restated Limited Liability Company Agreement of Holdco (the “Holdco Operating Agreement”), the Board shall consist of five (5) Managers. Each Manager shall be appointed by the Member in accordance with Article V of the Holdco Operating Agreement, such that the Board of the Company shall be identical to the board of managers of Holdco (the “Holdco Board”).

(d) Any Manager may resign at any time by delivering his or her written resignation to the Board, such resignation to specify whether it will be effective at a particular time, upon receipt or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board.

(e) If a Manager resigns or is removed from the Holdco Board, such Manager shall be removed from the Board of the Company by the Member.

(f) The Board shall meet from time to time upon the request of any Manager. Meetings of the Board may be held at the principal office of the Company, or at such other reasonable place as shall be designated in the notice of such meeting. Any business may be transacted, and any Company action may be taken, at any regular or special meeting of the Board at which a majority of the Managers are present, whether or not such business or proposed action was stated in the notice of such meeting, by act of a majority of those present. Managers may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence at the meeting.

(g) Meetings of the Board shall be convened by a written notice sent to all managers at least forty-eight (48) hours prior to the date of the meeting, at their last address as formally notified to the Company and as indicated on the records of the Company. The notice of Board meeting shall include the date, time, venue and agenda for the meeting. Attendance by a Manager at, or his or her participation in, a meeting shall constitute a waiver of notice of such meeting and shall be counted as to whether there is a quorum for the meeting, unless the Manager at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

(h) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a written consent to that effect is signed by the number and identity of Managers necessary to take such action under the terms of this Agreement.

(i) Notwithstanding the foregoing in Sections 7(a)-(h), the Company shall not take any of the actions (or substantially equivalent actions) described in Section 4.14 of the Holdco Operating Agreement without (I) the prior approval of the Member and (II) the prior approval of the members of Holdco as would be necessary for Holdco to take such action.

8. Officers.

(a) The Board may, from time to time, designate one or more individuals to be officers of the Company. Any officer so designated shall have such authority and perform such duties as may be delegated from time to time by the Board. The Board may assign titles to particular officers, and, unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office for one year or until his or her successor shall be duly designated and qualified, or until his or her death, resignation or removal as provided in this Agreement. Any officer of the Company may be removed as such, with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby. Any individual may hold any number of offices.

(b) Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) Any vacancy occurring in any office of the Company may be filled by the Board.

9. Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member if such distribution would violate the Act or other applicable law.

10. Tax Treatment. The Company will be treated as disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1).

11. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up (i) subject to Section 7(i) hereof, pursuant to a written instrument executed by the Member, (ii) at any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) when required by a decree of judicial dissolution entered under Section IC 23-18-9-2 of the Act. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the property of the Company in an orderly manner), and the property of the Company shall be applied in the manner, and in the order of priority, set forth in Section IC 23-18-9-6 of the Act.

12. Amendments. Subject to Section 7(i), this Agreement may only be amended, restated or modified from time to time by a written instrument executed by the Member.

13. Issuance of Limited Liability Company Interests. For good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby issues to the Member a limited liability interest in the Company representing 100% of the outstanding limited liability interests of the Company. Limited liability interests in the Company shall not be certificated. Transfers of ownership interests in the Company may only be made in accordance with the rules of the Commission.

14. Voting Securities.

(a) The Company shall not issue five percent (5%) or greater of any voting securities or other voting interests to a person except in accordance with the provisions of the Indiana Riverboat Gambling Act (IC 4-33) and the rules promulgated thereunder (68 IAC). The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until one (1) of the following occurs: (i) the Company shall cease to be subject to the jurisdiction of the Commission; or (ii) the Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

(b) No voting securities or other voting interests issued by the Company and no interest, claim, or charge of five percent (5%) or greater therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Indiana Riverboat Gambling Act (IC 4-33) and rules promulgated thereunder (68 IAC). Any transfer in violation thereof shall be void until one (1) of the following occurs: (i) the Company shall cease to be subject to the jurisdiction of the Commission; or (ii) the Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

(c) If the Commission at any time determines that a holder of voting securities or other voting interests of the Company shall be denied the application for transfer, then the issuer of such voting securities or other voting interests may, within thirty (30) days after the denial, purchase such voting securities or other voting interests of such denied applicant at the lesser of: (i) the market price of the ownership interest; or (ii) the price at which the applicant purchased the ownership interests; unless such voting securities or other voting interests are transferred to a suitable person (as determined by the Commission) within thirty (30) days after the denial of the application for transfer of ownership.

(d) Until such voting securities or other voting interests are owned by persons found by the Commission to be suitable to own them, the following restrictions must be followed: (i) the Company shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests; (ii) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in the voting securities or other voting interests of the Company entitled to vote; and (iii) the Company shall not pay any remuneration in any form to the holder of the voting securities or other voting interests as provided in this paragraph.

15.	Limited Liability Status; Indemnification by Company.

(a) None of (i) the Member and its affiliates, or (ii) the respective Related Persons (defined below) of the parties identified in (i) (collectively, the “Member Indemnified Parties”), shall, by virtue of the Member’s status as the sole member of the Company, have any liability to any Person under the Articles, this Agreement, any applicable law, or otherwise, except liability to the Company in respect of obligations expressly arising hereunder or expressly required by statute. The Member shall not in any event have any liability whatsoever (except as expressly required by the Act) in excess of the following (without duplication): (i) the amount of any capital contribution previously made by the Member, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to the Member, if, and only to the extent, the Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act.

(b) To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding brought by a Person other than the Company, each Member Indemnified Party shall be fully protected and indemnified and held harmless by the Company from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, but excluding consequential losses or damages) (“Damages”) actually incurred by such Member Indemnified Party in connection with such action, suit or proceeding by virtue of the Member’s status as the sole member of the Company, or with respect to any action or omission taken or suffered in good faith by it in connection with the Member’s status as the sole member of the Company, other than liabilities and losses resulting from the bad faith, willful misconduct or fraud of such Member Indemnified Party. The indemnification provided by Sections 15(a) and (b) shall be recoverable only out of the assets of the Company, and the Member shall not have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof. No amendment to Sections 15(a) and (b) will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment. For purposes of this Agreement, the term “Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, governmental entity or other entity.

(c) No Manager, officer or employee of the Company (collectively, the “D&O Indemnified Parties”) shall, in such person’s capacity as such a Manager, officer or employee, have any liability to any other person (other than the Company and the Member) under the articles of organization of the Company, this Agreement or any applicable law, except as otherwise expressly provided for herein or required by such law. Furthermore, no D&O Indemnified Party will be liable, responsible or accountable in damages or otherwise to the Company or to the Member or its affiliates or direct or indirect equity holders for: (i) any action or omission taken or suffered within the scope of the authority conferred on such person by this Agreement except for the bad faith or fraud of such person in carrying out such person’s obligations hereunder; (ii) such person’s performance of, or failure to perform, any act in reasonable reliance on the advice of legal counsel to the Company; or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith by the Company.

(d) To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each D&O Indemnified Party shall be fully protected and indemnified and held harmless by the Company from and against all Damages actually incurred by such D&O Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a D&O Indemnified Party or with respect to any action or omission taken or suffered by such D&O Indemnified Party as such; provided that the relevant D&O Indemnified Party acted in good faith, in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, did not believe to be in violation of the terms of this Agreement and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification provided by Sections 15(c) and (d) shall be recoverable only out of the assets of the Company, and the Member shall not have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof. In addition, a majority of the entire Board, acting in its sole discretion, may from time to time extend the indemnification and advancement of expenses provided by this Section 15(d) to one or more agents of the Company; in each case on the basis set forth herein applicable to D&O Indemnified Parties.

(e) To the fullest extent permitted by law, the Member agrees not to file, or cause to be filed, any lawsuit or institute, or cause to be instituted, any other form of legal proceeding against the Company or any D&O Indemnified Party for any monetary Damages allegedly incurred by the Member, as the case may be, unless the Member approves the filing or institution of such lawsuit or other form of legal proceeding in advance.

(f) Any indemnification under Section 15(d) will be made by the Company unless there has been a determination in the specific case that indemnification of the person requesting indemnification is not proper in the circumstances because the relevant person has not met the applicable standard of conduct set forth in that Section 15(d). Such determination will be made by the Board; provided that the vote or written consent of any interested Managers shall not count nor be required for purposes of making such determination.

(g) Damages suffered by a person entitled to indemnification pursuant to Section 15(b) or Section 15(d) will be paid (and, in the case of an agent, may be paid if so determined by the Board) by the Company from time to time as incurred and in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of such person to repay amounts paid if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in this Section 15 or, where indemnification is authorized, to the extent amounts paid exceed the amount to which such person is entitled.

(h) The rights provided to any person by this Section 15 will be enforceable against the Company by such person and each such person being presumed to have relied upon such rights in serving or continuing to serve the Company. No amendment to this Section 15 will impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of Sections 15(b) and (d), the term “Company” includes any constituent person (including any constituent of a constituent) absorbed by the Company in a consolidation or merger.

16. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and to the fullest extent permitted by law, the Company and the Member covenant, agree and acknowledge that no Person other than the Member shall have any obligation to perform any acts or take any actions hereunder and that, (i) no recourse hereunder shall be had against (a) any former, current or future, direct or indirect, representative(including, as applicable, any employee or officer) of the Member, or (b) any former, current or future assignee of the undersigned or any former, current or future representative or assignee of any of the foregoing specified in clause (a) above (each such Person, a “Related Person”) or any Related Person of any of the Member’s Related Persons, in each case whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by (x) any Related Person of the Member, or (y) any Related Person of any of the Member’s Related Persons, in each case under this Agreement or for any claim based on, in respect of, or by reason of the foregoing obligations described under this clause (ii) or by their creation, except as expressly agreed to in writing.

17. Counterparts. This Agreement may be executed in two or more counterparts and via facsimile (including via electronic transmission, such as email), each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

18. Governing Law. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Indiana, without regard to otherwise governing principles of conflicts of law or choice of laws.

19. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

20. No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Member, its successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the date first set forth above.

MEMBER

MAJESTIC HOLDCO, LLC

By:	/s/ Jon Bennett
Name:	Jon Bennett
Its:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated LLC Agreement of The Majestic Star Casino, LLC]